Exhibit 10.75

Quantum Corporation

224 Airport Parkway

Suite 300

San Jose, CA 95110-1382

USA

+1 [408] 944-4000

www.quantum.com

Lewis Moorehead

11615 N. 99th St.

Scottsdale, AZ 85260

October 3, 2018

Dear Lewis,

I am pleased to confirm our offer to you to join Quantum in the position of Chief Accounting Officer reporting to Mike Dodson, Chief Financial Officer. Your start date will be October 22, 2018 and your office location will be Bellevue, WA.

You will receive an annual salary of $300,000.00 divided equally by 26 pay periods, at $11,538.46 per pay period. In addition, you will be eligible to participate in Quantum’s Incentive Plan (QIP) which is the annual bonus program. Your target payout in that plan will be 50% of your annual salary, although the actual amount will be determined as described in the plan, based on Quantum’s Corporate and/or business specific results, as well as your own performance. The bonus targets and terms of the Quantum Incentive Plan are subject to annual re-evaluation. Quantum will also cover all usual and customary expenses per our Travel policy and incurred because of the commute to the Bellevue office or any other work-related travel.

The Company has recommended to the Leadership and Compensation Committee of the Board of Directors that a total of 50,000 Restricted Stock Units (RSUs) and 50,000 Performance Stock Units (PSUs). The RSU Grants and PSU Grant will be made effective as of the first business day on which the Company becomes current with respect to its filings under the Securities Exchange Act of 1934, as amended (the “Grant Date”). If the Company experiences a “Change in Control” (as defined in the Company’s 2012 Long-Term Incentive Plan (the “Plan”)) before the Grant Date, and you remain a Service Provider (as defined in the Plan) up to the Change of Control, the Company will provide for economic equivalent payments or benefits to you as if the RSU Grants and PSU Grant had been made immediately prior to the Change of Control (provided that, in this case, the RSU Grants and PSU Grant will not actually be made and the economic equivalent payments or benefits will be in lieu of the RSU Grants and PSU Grant).

The PSUs will be eligible to vest based on performance metrics based on the achievement of specified levels of the average closing prices of a Share on the New York Stock Exchange (symbol: QTM) as quoted in the Wall Street Journal during any sixty (60) day trading period (the “60-Day Average Price”) occurring during the time frames specified below, subject to the LCC’s certification of the performance criteria which must occur within 10 calendar days of satisfying the applicable price targets, subject to your continued service with the Company through the later of the achievement date and the vest date as follows:

•	16,666 Shares will be earned, if, at any time between June 1, 2018 and May 31, 2022, the 60-Day Average Price is at least $4.00 and will vest upon the later of the LCC certification and May 31, 2019.

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An additional 16,666 Shares will be earned, if, at any time between June 1, 2018 and May 31, 2022, the 60-Day Average Price is at least $5.00 and will vest upon the later of the LCC certification and May 31, 2020.

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An additional 16,667 Shares will be earned, if, at any time between June 1, 2018 and May 31, 2022, the 60-Day Average Price is at least $6.00 and will vest upon the later of the LCC certification and May 31, 2021.

Subject to the approval of the Board or Leadership and Compensation Committee of the Board (the “LCC”), as applicable, and the Company’s standard practice in place at the time, you will be eligible for another annual equity grant in connection with the Company’s fiscal year beginning April 1, 2019.

Quantum’s flexible benefit program provides a full range of benefits for you and your qualified dependents. Additionally, you will be eligible to participate in Quantum’s Deferred Compensation Program. A benefit overview packet will be mailed immediately upon your acceptance and you will receive a detailed review of our benefits program during your orientation. Information relating to the Deferred Compensation program will be sent to you within 30 days of your hire date. Your orientation will be scheduled with a representative of HR and will occur shortly after your hire date.

During your employment with Quantum you will have access to confidential and proprietary information, which Quantum vigorously protects. Therefore, this offer is conditioned on your execution and delivery to Quantum of its Proprietary Information and Inventions Agreement. You will receive these documents as part of a separate mailing that will also include your orientation packet. You are requested to bring the required documents with you on your first day.

During your employment with Quantum, you will also devote your full business efforts and time to Quantum. For the duration of your employment with Quantum, you agree not to actively engage in any other employment, occupation, or consulting or other business activity for any direct or indirect remuneration (including membership on a board of directors) without the prior approval of the Chief Executive Officer; provided, however, that you may, without the approval of the Chief Executive Officer, serve in any capacity with any civic, educational, or charitable organization provided that such services do not interfere with your obligations to Quantum. Notwithstanding the foregoing, in no event, during the term of your employment with Quantum, will you engage in any other employment, occupation, consulting or other business activity directly related to the business in which Quantum is now involved or becomes involved during the term of your employment, or engage in any other activities that conflict with your obligations to Quantum.

In accepting this offer, you are representing to Quantum that (a) you are not a party to any employment agreement or other contract or arrangement which prohibits your full-time employment with Quantum, (b) you do not know of any conflict which would restrict your employment with Quantum and (c) you have not and will not bring with you to your employment with Quantum any documents, records or other confidential information belonging to former employers. We ask that, if you have not already done so, you disclose to Quantum any and all agreements relating to your prior employment that may affect your eligibility to be employed by Quantum or limit the manner in which you may be employed.

To comply with government mandated confirmation of employment eligibility, please complete the “Lists of Acceptable Documents” as approved by the United States Department of Justice for establishing identity and employment eligibility - the “I-9” process - which will be mailed to you with your benefits information. Please bring these documents to your orientation. Also, please review and sign the “Agreement Covering the Protection of Company Private and Proprietary Information.” That document can also be returned during your orientation.

To confirm your acceptance of our offer, please sign one copy of this letter, and return a pdf copy of the document to Terri Longbella, VP, WW Human Resources. This offer is contingent upon successful completion of security background verification.

This offer supersedes any and all other written or verbal offers. Employment at Quantum is at will – either you or Quantum has the right to terminate your employment at any time for any reason, with or without cause. You understand and agree that neither your job performance nor promotions, commendations, bonuses or the like from Quantum give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of your at-will employment with Quantum.

Lewis, I am very excited to have you join our leadership team and look forward to our partnership in driving future Quantum success.

Sincerely,

Terri Longbella

Terri Longbella

VP, WW Human Resources

ACCEPTANCE

I accept this offer of employment and acknowledge that my employment with Quantum will be on an at-will basis.

/s/ Lewis Moorehead	10/7/2018
Lewis Moorehead	Date